AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made this 26th day of March, 2003, among R & R Ranching, Inc., a Nevada corporation ("R & R"); GloTech Industries, Inc., a Delaware corporation ("GloTech"); and the stockholders of GloTech (the "GloTech Stockholders"), all of whom are listed on Exhibit A hereto and who execute and deliver a copy of this Agreement.

                            WITNESSETH:

                              RECITALS

     WHEREAS, the respective Boards of Directors of R & R and GloTech have adopted resolutions pursuant to which R & R shall acquire and the GloTech Stockholders shall exchange 100% of the outstanding common stock of GloTech; and

     WHEREAS, the sole consideration for 100% of the outstanding common stock of GloTech shall be the exchange of shares of $0.001 par value common stock of R & R (which shares shall all be "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission) as outlined in Exhibit A; and

     WHEREAS, the GloTech Stockholders shall acquire in exchange such "restricted securities" of R & R in a reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, as applicable;

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

                             Section 1

                         Exchange of Stock

      1.1 Transfer and Number of Shares. The GloTech Stockholders agree to transfer to R & R at the closing (the "Closing") 100% of the outstanding common stock of GloTech, all as listed in Exhibit A, which is attached hereto and incorporated herein by reference (the "GloTech Shares"), in exchange for 15,800,000 post-dividend shares of common stock of R & R, pro rata, also as outlined in Exhibit A, amounting to approximately 82% of the post-Agreement outstanding common stock of R & R. At the Closing, and excluding the securities to be exchanged for the GloTech Shares, the outstanding common stock of R & R will amount to 3,400,000 shares or approximately 18% of the post-Agreement outstanding common stock of R & R, after taking into account:
(i) a forward split by dividend of two shares for each one share owned of the outstanding common stock of R & R as outlined in Section 1.4 that was effective on the opening of business of March 21, 2003; and (ii) the cancellation of 18,800,000 post-dividend shares of common stock of R & R that are "restricted securities" held by certain stockholders of R & R as outlined in Section 1.5. Accordingly, and assuming all GloTech Stockholders become party to the Agreement, there will be approximately 19,200,000 post- Agreement outstanding shares of common stock of the reorganized R & R.

      1.2 Exchange of Certificates. The transfer of the GloTech Shares shall be effected by the delivery to R & R at the Closing of stock certificates representing the transferred shares duly endorsed in blank or accompanied by stock powers executed in blank with all signatures witnessed or guaranteed to the satisfaction of R & R and with all necessary transfer taxes and other revenue stamps affixed and acquired at the GloTech Stockholders' expense.
     1.3 Further Assurances. At the Closing and from time to time thereafter, the GloTech Stockholders shall execute such additional instruments and take such other action as R & R may request in order to exchange and transfer clear title and ownership in the GloTech Shares to R & R.

      1.4 Dividend of R & R Common Stock. Prior to the Closing, R & R shall have effected a forward split by dividend of its common stock on the basis of two shares for each one share owned, anticipated to be effective at the opening of business on March 21, 2003.

      1.5 Share Cancellation by R & R "Restricted Securities" Holders. In consideration of the Closing of the Agreement and the sum of $200,000 to be divided as agreed among such canceling stockholders, the canceling stockholders shall: (i) deliver at the Closing an aggregate of 18,800,000 post-dividend shares of common stock of R & R that are "restricted securities" for cancellation to its treasury and for return to the authorized but unissued capital stock of R & R.

     1.6 Disposition of Pre-Agreement Assets of R & R. Subject to the Closing of the Agreement having been completed, Fred L. Hall, R & R's current President, shall (i) effect the sale of all of the pre-Agreement assets of R & R, consisting primarily of buffalo; (ii) deposit the proceeds therefrom into R & R's bank account for the payment of all outstanding liabilities of R & R existing at Closing, except for the expenses of R & R's counsel under the Engagement Letter with Leonard W. Burningham, Esq. respecting the Agreement, which are the responsibility of GloTech by its prior deposit of the sum of $15,000 into the trust account of Mr. Burningham; and (iii) retain the balance, if any, as additional consideration for canceling a portion of his "restricted securities" of R & R and compensation for any and all services rendered by him to R & R prior to and including the Closing.

     1.6 GloTech Private Offering of $500,000. A condition of Closing shall be that GloTech shall have raised not less than the sum of $500,000 from the sale of shares of its common stock to "accredited investors" only, all of whom are listed in Exhibit A hereto.

      1.7 Resignations of Present Directors and Executive Officers of R & R and Designation of New Directors and Executive Officers. On the Closing, the present sole director and executive officer of R & R shall designate the directors and executive officers nominated by GloTech to serve in his place and stead, to serve until the next respective annual meetings of the stockholders and the Board of Directors of the reorganized R & R, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations, and with the current sole director and executive officer of R & R resigning thereafter.

      1.8 Limitations of Registration Statements on Forms S-8 or S-3 of the Securities and Exchange Commission. No shares of common stock or other securities of the reorganized R & R shall be registered on any registration statements on Forms S-8 or S-3 of the Securities and Exchange Commission for a minimum of 12 months following the Closing without the prior written consent of the present sole director and executive officer of R & R.

      1.9 Outstanding Securities of R & R and Acceptance of Opinions of Counsel. Neither GloTech nor the reorganized R & R shall contest the validity of any of the pre-Agreement outstanding R & R common stock; and the reorganized R & R and GloTech, subject to concurrence by legal counsel for the reorganized R & R with any legal opinion rendered regarding the resale of any of these securities, agrees to accept legal opinions covering the resale of any of these securities in accordance with Rule 144 of the Securities and Exchange Commission from Leonard W. Burningham, Esq. or Branden T. Burningham, Esq.

      1.10 Closing. This Agreement will be deemed to be completed on the execution and delivery of the Agreement by GloTech Stockholders collectively owning not less than 80% of the outstanding GloTech Shares; and the remainder of the GloTech Shares shall be acquired under and pursuant to the terms and provisions of this Agreement as soon as practicable following the Closing.

                             Section 2

                              Closing

     The Closing contemplated by Section 1 shall be held at the offices of Leonard W. Burningham, Esq., Suite 205, Hermes Building, 455 East 500 South, Salt Lake City, Utah 84111, on or before ten days following the execution and delivery of this Agreement, unless another place or time is agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                             Section 3

              Representations and Warranties of R & R

     R & R represents and warrants to, and covenants with, the GloTech Stockholders and GloTech as follows:

      3.1 Corporate Status; Compliance with Securities Laws. R & R is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary (Nevada only). R & R is a publicly-held company, having previously and lawfully offered and sold a portion of its securities in accordance with
applicable federal and state securities laws, rules and regulations.   Its
common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") under the symbol "RRRH," though there
is no "established trading market" for these securities.   R & R is a
"reporting issuer" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), has presently filed all reports that have been required to be filed by it and is not in violation of any applicable federal or state
securities laws, rules or regulations.   All reports and registration
statements that have been filed by R & R with the Securities and Exchange Commission do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      3.2 Capitalization. The current pre-Agreement authorized capital stock of R & R consists of 50,000,000 shares of $0.001 par value common voting stock, of which 22,200,000 post-dividend shares are issued and outstanding, all fully paid and non-assessable; and 10,000,000 shares of $0.001 par value preferred stock, of which no shares are issued and outstanding. Except for 200,000 post- dividend A warrants entitling the holders to acquire 200,000 shares of common stock of R & R at an exercise price of $1.25 per share, expiring five years from the date of their issuance, and 200,000 B warrants entitling the holders to acquire 200,000 shares of common stock of R & R at an exercise price of $2.50 per share, expiring five years from the date of their issuance, there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or other securities of R & R. It has no subsidiaries.

      3.3 Financial Statements. The financial statements of R & R furnished to the GloTech Stockholders and GloTech, consisting of audited financial statements for the years ended October 31, 2002 and 2001, and unaudited financial statements for the period ended January 31, 2003, attached hereto as Exhibits B and B-1, and incorporated herein by reference, are correct and fairly present the financial condition of R & R at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit C, which is attached hereto and incorporated herein by reference. Such financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      3.4 Undisclosed Liabilities. R & R has no liabilities of any nature except to the extent reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit C.

      3.5 Interim Changes. Since the dates of its balance sheets, except as set forth in Exhibit C, there have been no (i) changes in financial condition, assets, liabilities or business of R & R which, in the aggregate, have been materially adverse; (ii) damages, destruction or losses of or to property of R & R, payments of any dividend or other distribution in respect of any class of stock of R & R or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (iii) increases paid or agreed to in the compensation, retirement benefits or other commitments to its employees.

      3.6 Title to Property. R & R has good and marketable title to all properties and assets, real and personal, reflected in its balance sheets, and the properties and assets of R & R are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein or in Exhibit C, with respect to which no default exists.

      3.7  Litigation.   There is no litigation or proceeding pending, or to
the knowledge of R & R, threatened, against or relating to R & R, its properties or business, except as set forth in Exhibit C. Further, no officer, director or person who may be deemed to be an "affiliate" of R & R is party to any material legal proceeding which could have an adverse effect on R & R (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to R & R.

      3.8 Books and Records. From the date of this Agreement to the Closing, R & R will (i) give to the GloTech Stockholders and GloTech or their respective representatives full access during normal business hours to all of R & R' offices, books, records, contracts and other corporate documents and properties so that they or their respective representatives may inspect and audit them; and (ii) furnish such information concerning the properties and affairs of R & R as they or their respective representatives may reasonably request.

      3.9  Tax Returns.   R & R has filed all federal and state income or
franchise tax returns that have been required to be filed by it or has received currently effective extensions of the required filing dates.

      3.10  Confidentiality.   Until the Closing (and thereafter if there is
no Closing), R & R and its representatives will keep confidential any information which they obtain from the GloTech Stockholders or from GloTech concerning the properties, assets and business of GloTech. If the transactions contemplated by this Agreement are not consummated by March 31, 2003, R & R will return to GloTech all written matter with respect to GloTech obtained by R & R in connection with the negotiation or consummation of this Agreement.

      3.11 Corporate Authority. R & R has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to the GloTech Stockholders and GloTech or their respective representatives at the Closing a signed copy of resolutions of its Board of Directors authorizing execution of this Agreement by R & R' officers and performance thereunder, and that the directors adopting and delivering such resolutions are the duly elected and incumbent directors of R & R.

      3.12 Due Authorization. Execution of this Agreement and performance by R & R hereunder have been duly authorized by all requisite corporate action on the part of R & R, and this Agreement constitutes a valid and binding obligation of R & R and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of R & R, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application now or hereafter in effect relating to or affecting the enforcement of creditors' right generally and the application of general equitable principles in any action, legal or equitable.

      3.13 Environmental Matters. R & R has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of R & R. In addition, to the best knowledge of R & R, there are no substances or conditions which may support a claim or cause of action against R & R or any of R & R's current or former officers, directors, agents or employees, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

      3.14  Access to Information Regarding GloTech.   R & R acknowledges that
GloTech has delivered it copies of what has been represented to be documentation containing all material information respecting GloTech and GloTech's present and contemplated business operations, potential acquisitions, management and other factors; that it has had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with its legal counsel, directors and executive officers; that it has had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of GloTech, and with the legal and accounting firms of GloTech, with respect to such documentation; and that to the extent requested, all questions raised have been answered to R & R's complete satisfaction.

                              Section 4

      Representations, Warranties and Covenants of GloTech and
                      the GloTech Stockholders

     GloTech and the GloTech Stockholders represent and warrant to, and covenant with, R & R as follows (provided, however, that the GloTech Stockholders whose beneficial stock ownership interest in GloTech is less than 5% as set forth in Exhibit A shall make only those representations and warranties contained in Sections 4.1, 4.11, 4.12 and 4.16):

      4.1 Ownership. The GloTech Stockholders respectively own the GloTech Shares free and clear of any liens or encumbrances of any type or nature whatsoever, and each has full right, power and authority to exchange the GloTech Shares that are owned by each hereunder without qualification.

      4.2 Corporate Status. GloTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of GloTech business or the character or ownership of GloTech properties makes such licensing or qualification necessary. It has no subsidiaries.

      4.3 Capitalization. The authorized capital stock of GloTech consists of 50,000,000 shares of common stock, $0.0001 par value per share, of which 15,800,000 shares are issued and outstanding, all fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or other securities of GloTech.

      4.4 Financial Statements. The financial statements of GloTech furnished to R & R, consisting of an unaudited balance sheet and income statement for the year ended December 31, 2002, attached hereto as Exhibit D and incorporated herein by reference, are correct and fairly present the financial condition of GloTech as of such date and for the period involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit E, which is attached hereto and incorporated herein by reference. These financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      4.5  Undisclosed Liabilities.   GloTech has no material liabilities of
any nature except to the extent reflected or reserved against in its balance sheet, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit E.

      4.6  Interim Changes.   Since the date of its balance sheet, except as
set forth in Exhibit E, there have been no (i) changes in the financial condition, assets, liabilities or business of GloTech, which in the aggregate, have been materially adverse; (ii) damages, destruction or loss of or to the property of GloTech, payment of any dividend or other distribution in respect of the capital stock of GloTech or any direct or indirect redemption, purchase or other acquisition of any such stock; or (iii) increases paid or agreed to in the compensation, retirement benefits or other commitments to their employees.

      4.7 Title to Property. GloTech has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in its balance sheet, and the properties and assets of GloTech are subject to no mortgage, pledge, lien or encumbrance, except as reflected in the trial balance sheet or in Exhibit E, with respect to which no default exists.

      4.8  Litigation.   There is no litigation or proceeding pending, or to
the knowledge of GloTech, threatened, against or relating to GloTech or its properties or business, except as set forth in Exhibit E. Further, no officer, director or person who may be deemed to be an affiliate of GloTech is party to any material legal proceeding which could have an adverse effect on GloTech (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to GloTech.

      4.9  Books and Records.   From the date of this Agreement to the
Closing, the GloTech Stockholders will cause GloTech to (i) give to R & R and its representatives full access during normal business hours to all of GloTech offices, books, records, contracts and other corporate documents and properties so that R & R may inspect and audit them; and (ii) furnish such information concerning the properties and affairs of GloTech as R & R may reasonably request.

      4.10  Tax Returns.   GloTech has filed all federal and state income or
franchise tax returns that have been required to be filed by it or has received currently effective extensions of the required filing dates.

      4.11  Confidentiality.   Until the Closing (and continuously if there is
no Closing), GloTech and the GloTech Stockholders and their representatives will keep confidential any information which they obtain from R & R concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated by March 31, 2003, GloTech and the GloTech Stockholders will return to R & R all written matter with respect to R & R obtained by them in connection with the negotiation or consummation of this Agreement.

      4.12 Investment Intent. The GloTech Stockholders are acquiring the R & R common stock to be exchanged and delivered to them under this Agreement for "investment and not with a view to the sale or distribution thereof," and they have no commitment or present intention to sell or distribute the R & R common
stock to be received hereunder.   The GloTech Stockholders shall execute and
deliver to R & R on the Closing an Investment Letter attached hereto as Exhibit F and incorporated herein by reference.

      4.13 Corporate Authority. GloTech has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to R & R or its representative at the Closing a signed copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder, and that the directors adopting and delivering such resolutions are the duly elected and incumbent directors of GloTech.

      4.14 Due Authorization. Execution of this Agreement and performance by GloTech hereunder have been duly authorized by all requisite corporate action on the part of GloTech, and this Agreement constitutes a valid and binding obligation of GloTech and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of GloTech, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application now or hereafter in effect relating to or affecting the enforcement of creditors' right generally and the application of general equitable principles in any action, legal or equitable.

      4.15 Environmental Matters. GloTech and the GloTech Stockholders have no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of GloTech or its predecessors. In addition, to the best knowledge of GloTech and the GloTech Stockholders, there are no substances or conditions which may support a claim or cause of action against GloTech or any of its current or former officers, directors, agents, employees or predecessors, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," " hazardous materials" or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

      4.16 Access to Information Regarding R & R. GloTech and the GloTech Stockholders acknowledge that R & R has delivered them copies of what has been represented to be documentation containing all material information respecting R & R and its present and contemplated business operations, potential acquisitions, management and other factors, by personal delivery to them and/or by notification of access to the reports and registration statements of R & R that contain such information in the EDGAR Archives of the Securities and Exchange Commission at www.sec.gov; that they have had a reasonable opportunity to review such documentation and to discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the sole director and executive officer of R & R, and with the legal and accounting firms of R & R, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.

                              Section 5

           Conditions Precedent to Obligations of GloTech and the GloTech Stockholders

     All obligations of GloTech and the GloTech Stockholders under this Agreement are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

      5.1 Representations and Warranties True at Closing. The representations and warranties of R & R contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

      5.2 Due Performance.   R & R shall have performed and complied with all
of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

      5.3 Officers' Certificate. GloTech shall have been furnished with a certificate signed by the President of R & R, in such capacity, attached hereto as Exhibit G and incorporated herein by reference, dated as of the Closing, certifying (i) that all representations and warranties of R & R contained herein are true and correct; and (ii) that since the date of the financial statements (Exhibits C and C-1 hereto), there has been no material adverse change in the financial condition, business or properties of R & R, taken as a whole.

      5.4 Assets and Liabilities of R & R. Unless otherwise agreed, R & R shall have no assets and no liabilities at Closing, and all costs, expenses and fees incident to the Agreement shall have been paid, or adequate provision for the payment of the foregoing shall have been made.

      5.5 Resignations of Present Directors and Executive Officers and Designation of New Directors and Executive Officers. At or simultaneous with the Closing, corporate resolutions of R & R shall have adopted all action necessary to accomplish the resignation of R & R's sole director and executive officer, while designating of the nominees of GloTech to the Board of Directors.

      5.6 Change of Name and Capitalization. At or simultaneous to the Closing of this Agreement, the Board of Directors of R & R, with the authority granted to it by its majority stockholders, shall have adopted the resolutions necessary to amend R & R's Articles of Incorporation to change its name to "GloTech Industries, Inc." or such other similar name as may be available in the State of Nevada.

      5.7 Share Cancellation. 18,800,000 post-dividend shares of common stock of R & R that are "restricted securities" shall have been delivered to R & R for cancellation to its treasury and for return to the authorized but unissued capital stock of R & R.

      5.8  Stockholders' Consent.   Persons owing not less than 80% of the
outstanding GloTech Shares shall have executed and delivered the Agreement.

                              Section 6

            Conditions Precedent to Obligations of R & R

     All obligations of R & R under this Agreement are subject, at R & R's option, to the fulfillment, before or at the Closing, of each of the following conditions:

      6.1 Representations and Warranties True at Closing. The representations and warranties of GloTech and the GloTech Stockholders contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

      6.2 Due Performance. GloTech, the GloTech Stockholders shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

      6.3 Officers' Certificate. R & R shall have been furnished with a certificate signed by the President of GloTech, in such capacity, attached hereto as Exhibit H and incorporated herein by reference, dated as of the Closing, certifying (i) that all representations and warranties of GloTech and the GloTech Stockholders contained herein are true and correct; and (ii) that since the date of the financial statements (Exhibits E), there has been no material adverse change in the financial condition, business or properties of GloTech, taken as a whole.

      6.4 Books and Records. The GloTech Stockholders or the Board of Directors of GloTech shall have caused GloTech to make available all books and records of GloTech, including minute books and stock transfer records; provided, however, only to the extent requested in writing by R & R at Closing.

      6.5 Compliance With Specific Conditions of Section 1. All of the requirements of Section 1 are conditions precedent to the obligations of R & R hereunder, and must be fully satisfied at or prior to the Closing; and Sections 1.9 and 1.10 are conditions that the current members of the Board of Directors of R & R may obtain specific performance of in the event of default in any of the matters covered thereby.

      6.6 GloTech Funding. GloTech shall have raised not less than the sum of $500,000 from the sale of shares of its common stock to "accredited investors" only, all of whom are listed in Exhibit A hereto.

      6.7 Stockholders' Consent. Persons owing not less than 80% of the outstanding GloTech Shares shall have executed and delivered the Agreement.

                              Section 7

                             Termination

     Prior to the Closing, this Agreement may be terminated (i) by mutual consent in writing; (ii) by either the directors of R & R or GloTech, if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (iii) by either the directors of R & R or GloTech and the GloTech Stockholders, if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in Section 2.

                              Section 8

                         General Provisions

      8.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

      8.2  Waiver.   Any failure on the part of any party hereto to comply
with any its or their obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

      8.3 Brokers. Each party represents to the other parties that no broker or finder has acted for each or any of them in connection with this Agreement, and agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by each or any of them.

      8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

           If to R & R:      1065 West 1150 South
                             Provo, Utah 84601

           With a copy to:   Leonard W. Burningham, Esq.
                             455 East 500 South, #205
                             Salt Lake City, Utah 84111

           If to GloTech:    2153 SE Hawthorne Rd., Suite  112
                             Gainesville, Florida 32641

           If to the GloTech  To the addresses listed in Exhibit A.
           Stockholders:

      8.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

      8.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern. Any actions permitted hereunder shall be brought in the State of Utah in the county in which the principal executive offices of R & R are situated only.

      8.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

      8.9  Counterparts.   This Agreement may be executed simultaneously in
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.10 Default. In the event of any default hereunder, the prevailing party in any action to enforce the terms and provisions hereof shall be entitled to recover reasonable attorney's fees and related costs.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization effective the latest date hereof.

                                R & R RANCHING, INC.


 Date: 3/25/03                  By /s/ Fred L. Hall
       -------                     -------------------------------
                                   Fred L. Hall, President


                                GLOTECH INDUSTRIES, INC.


 Date: 3/21/03                  By /s/ Heinz Fraunhoffer
       -------                    -------------------------------
                                  Heinz Fraunhoffer, President